FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 6, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Completes Re-entry of Zakowo-1 Well;
Testing to Commence Immediately

Salt Lake City, July 6, 2010, – FX Energy, Inc. (NASDAQ: FXEN) today announced that it has reached  total depth and plugged back to 1830 meters in the Zakowo-1 well.  The Company plans this week to re-perforate, acidize and commence several days of production testing.  Results should be available in one to two weeks.

“The biggest risk we faced in this well was mechanical,” said Andy Pierce, Vice President of Operations.  “This is a 40-year old well and the unknowns were daunting.  However, we found the casing in better shape than we hoped and we successfully cleaned the wellbore to total depth.  Now that we have established the integrity of the wellbore, it is a matter of re-perforating, acidizing and testing to confirm the original production test data.”

Based on the Company’s evaluation of the original production test data from the Zakowo-1, 2, and 6 wells, the three wells are projected to generate approximately $10 million of annual net revenue given today’s commodity pricing.  FX Energy’s Zakowo project consists of re-entering each of the three wells, confirming the original production test data, and constructing the necessary production facility and pipeline.  The Company anticipates first production in 2012 assuming the success of the project.  FX Energy owns 100% of the Zakowo project and is the operator.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.